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CALLIDUS SOFTWARE INC.
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Callidus Software Inc. sent an email in the form set forth below to one or more of its customers on February 8, 2018.

Subject line: SAP Purchases CallidusCloud: What You Need to Know

On January 29th, SAP entered into an agreement to purchase CallidusCloud for approximately $2.4 Billion. The transaction is expected to close in the second quarter of 2018.

Our mission at CallidusCloud has always been to help businesses sell faster and win their respective markets with our award-winning Lead-to-Money suite of applications. This news will only accelerate that mission for our customers all around the world.

•      According to the press release [https://www.prnewswire.com/news-releases/sap-to-acquire-callidus-software-inc-will-offer-comprehensive-front-office-suite-300589979.html ] “The combination of SAP’s assets with CallidusCloud’s will deliver the most complete, end-to-end, fully cloud-based ‘Lead-to-Cash’ offering.”  Also, SAP CEO Bill McDermott noted, “SAP gives CallidusCloud the global scale to accelerate its already impressive growth.”

•      On the SAP earnings call [https://seekingalpha.com/article/4141369-saps-sap-ceo-william-mcdermott-q4-2017-results-earnings-call-transcript], Bill McDermott, CEO of SAP remarked that “we run Callidus to run SAP….it will scale globally. We know it scales extremely well.”

•      Luka Mucic, SAP’s CFO said on the earnings call that “I think it’s the best asset in the industry because we actually know it’s the best asset in the industry. I think there’s no better reference than 25,000 sales professionals in 190 countries around the world, utilizing that every day, so we are pumped — absolutely, we are pumped.”

•      In a Bloomberg interview, McDermott noted that “This one was too good to pass up, this is a company that helps us define this customer driven growth revolution….. this completes us in a certain sense, in the CRM category.”

•      According to the press release [https://www.prnewswire.com/news-releases/sap-to-acquire-callidus-software-inc-will-offer-comprehensive-front-office-suite-300589979.html]: “SAP will follow a strategy of openness that will continue to support integration of CallidusCloud solutions with third-party installations.”

To discuss how CallidusCloud can help your company dramatically improve its sales execution and sell more faster with our award-winning commissions, CPQ, enablement and learning solutions, please contact us [https://www.calliduscloud.com/ty/sap-se-callidus-what-you-need-to-know-contact-success/].

The following excerpts are from the transcript of SAP SE’s Q4 2017 earnings call held on January 30, 2018.

[…]

William R. McDermott — SAP SE — CEO & Member of Executive Board

Thank you very much, Stefan, and hello, everyone. I appreciate you joining us today, which incidentally marks the anniversary of my ninth year as CEO of SAP and, therefore, I could not be prouder to share some comments about our past, our present and, of course, our exciting future.

Back in 2010, we set bold ambitions for SAP. We focused on our customers to be a truly global business software market leader. We set out to reinvent the database industry. Forrester has now defined the new market for translytical data platforms and, of course, they ranked SAP HANA as the clear #1. We led the market with intelligent ERP, built on an in-memory architecture. Today, we have 7,900 SAP S/4HANA customers, representing 46% year-on-year growth. We acquired the best assets to help customers’ innovative scale. SAP SuccessFactors, SAP Ariba, SAP Fieldglass, SAP Hybris and SAP Concur are all thriving with soaring customer adoption.

The proof is clear. SAP converts acquisitions into fast organic growth stories on a global basis. We know how to do this well. So therefore, there’s a clear prognosis for CallidusCloud, which we’ll discuss shortly.

[…]

With new additions like Gigya and CallidusCloud, SAP has taken decisive action to reinvent the front office. Under the leadership of Carsten Thoma, SAP Hybris remains the market leader in omni-channel e-commerce. I congratulate him for his many contributions to SAP. Now one of our very best, Alex Atzberger, who did a great job running Ariba, will do an amazing job as his successor.

The acquisition of Gigya and the age of data privacy means that SAP will own the digital consumer record, the epicenter of the customer experience. Now with the planned acquisition of CallidusCloud, which we announced earlier today, we will own the lead-to-cash congregation in the market. SAP will fuse our commerce solutions and S/4HANA fulfillment engine with CallidusCloud’s market-leading sales solutions. Together, we will deliver the most complete end-to-end cloud-based offering in the market. CallidusCloud is already a very fast-growing company. But together with SAP’s global scale, like its predecessors, CallidusCloud will grow even faster. Count on it.

[…]

Operator

We can take our next question from Kirk Materne from Evercore ISI.

Kirk Materne

Bill, maybe just a question for you. Obviously, your cloud guidance when you look out through 2020 implies you guys can maintain sort of a 30% growth rate. What are you seeing in the pipeline right now that gives you confidence that’s realistic? Obviously, it’s harder to continue to grow at that rate off a higher base. And then maybe just a second question around Callidus. A lot of players in the lead-to-cash market, why did that asset make the most sense for SAP?

William R. McDermott - SAP SE - CEO & Member of Executive Board

Okay, sure. Thank you, Kirk. First of all, enormous confidence in S/4HANA cloud. And when I think about SAP’s position right now, and I am reminded by the many conversations in Davos. CEOs are ready to run simple. They want a company that is essentially a virtual suite. So they get the benefits of the industry best ERP in the cloud. And they get the modularity at the line of business level with the SuccessFactors, our CRM solutions, our Business Network solutions. And obviously, from an intelligent enterprise perspective, all we are doing with Leonardo is to give them an end-to-end company. But the beauty of this is it’s all available in the cloud, and you can go in a modular fashion with SAP. But in the end, you know you’ve got an integrated connected company. And that, to me, is saying really good things about all the cloud assets. All the pipelines in our company look very, very good, whether it’s the core ERP S/4HANA. The line of business, SuccessFactors is really on a momentum run right now, with enormous amount of wins. And when we face off with some of the well-known industry names like what might have been a flip of a coin is no longer a flip of a coin. If we’re in there competing, we’re winning most of the time. I really like what we did with Callidus on the CRM side. You have to remember couple of things here. One, we run Callidus to run SAP. So we had the best engineers in the software industry study this extremely carefully. About 80% of their revenue comes from the U.S. market now. Can you imagine when we light up the global switch for growth? And yes, it will scale and it will scale globally. We know it scales extremely well. The other piece is on CRM. When you think about the whole value chain, this is a customer-driven growth revolution right now. The customer’s on the move. They’re social. They’re in all channels. They’re doing a lot of e-commerce. But when you think about wholesale, retail, direct and then tying everything together in a very simple supply chain manufacturing product delivery format, as long as we are as good, we win. And now I think we have a real chance. But what happened here with Callidus, because they are the market leader, is now we’ve got into the psyche of the sales professional. We’re now in the sales professionals’ pipeline. We’re in the way they configure, price and quote a deal, whether it’s a product or a service. And we’re actually in their compensation headset. And when you get into the headset of a sales rep’s compensation, that’s a piece of the DNA we hadn’t covered before. And it would’ve taken us a little too long to build it with our S/4HANA ambition. We snapped it in there, we integrated back into S/4HANA, and we feel very comfortable that we’ll handle the market participants. We’ll definitely handle it. So we’re coming out very aggressive in CRM. So think of it as this: the core is rock solid; the line of business is there; we own spend management in the Business Network; Leonardo is just incredible; and Callidus really strengthens us in the area where we needed it most, so we go get the CRM space. It’s too big a market to leave alone, and some of the participants have had it a little easy lately. We’re going to change that.

[…]

Mohammed Essaji Moawalla - Goldman Sachs Group Inc., Research Division - Equity Analyst

[…]

And secondly, Bill, on Callidus, the acquisition. How quickly do you think you can start to unlock some of these revenue synergies? Obviously, we saw it with SuccessFactors and Ariba. Given those were your initial acquisitions, it took some time. So I’m just curious on the point of closing how quickly should we start to see those revenue synergies unlock in the installed base?

[…]

William R. McDermott - SAP SE - CEO & Member of Executive Board

And, Mohammed, I would like to thank you very much for the question. First of all, this is salespeople selling a product they use every day, a product that they’re hooked on. And that’s what I mean about getting into the psyche. We’ve never had a product like this, where the sales people are selling something they love to use right out of the gates. Now, Leslie, the CEO of the company, also immediately saw the virtue in full integration with SAP. So this isn’t one that we’re going to be running over in a corner somewhere. This is right back into the core of the company. So we will hit the ground running on this. And day one, we will start accelerating the growth rates of CallidusCloud globally. And just to back me up on that, I’ve got Mr. Robert Enslin, the Cloud Business Group leader, as well as Alex Atzberger here, who has taken over the CRM business for SAP. These guys are like semi-lifting the table up with excitement. So I’ll give them a chance to give you a few remarks.

Robert Enslin - SAP SE - Member of Executive Board

Yes, Mohammed, I think it’s the best asset in the industry because we actually know it’s the best asset in the industry. We work with this management team really close. I think day one, we will accelerate the growth of the CRM space, and I believe it provides us with the unique opportunity in the sales side to do what no other company has done in the sales side, which is connect to end-to-end digital supply chain. I think there is no better reference than 25,000 sales professionals in the 190 countries around the world utilizing that every day. So we pumped — absolutely, we are pumped, and I think the show is on the road.

Luka Mucic - SAP SE - CFO & Member of Executive Board

Yes. And maybe just there’s one comment from my side. Bill said before that with the solutions of Callidus, especially around sales performance management, we’re in the salesperson’s head. I would argue, with sales compensation management, we’re probably in their hearts and beyond their heads.

Robert Enslin - SAP SE - Member of Executive Board

Alex, do you want to say something? Mohammed, I can just add to this that our customers are shifting from being product companies to service businesses, and this requires a new sales force. And we are that new sales force. And when you look at getting into that heart of the salesperson, that’s right where we’re at. So we are very, very excited.

[…]

Walter H Pritchard - Citigroup Inc, Research Division - MD and U.S. Software Analyst

And then just a follow-up on the M&A — on the M&A front, Callidus was at, I’d say, the higher end of the size of deals even talking about with smaller deals. Can you talk about it if you’re at a point as — and you would see the M&A activity potentially pick up from here?

William R. McDermott - SAP SE - CEO & Member of Executive Board

Yes, Walter, thank you. You are not going to have an SAP on a shopping spree. This is a tuck-in, probably the higher end of a tuck-in size, I understand that. But this is not a trend. We decided a string of pearl strategy, the CRM. We executed on that strategy. So if we do things, it’ll be small unless something were to be very unusual as an opportunity in the market we are certainly not anticipating. So don’t think we’re in the M&A market aggressively. We’re not.

[…]

Adam Dennis Wood - Morgan Stanley, Research Division - European Technology Equity Analyst

Also too, just wanted some help in thinking about the cloud growth over the next few years in the building blocks towards that. Maybe first is a housekeeping. Does tuck-in mean that when you integrate Callidus, you won’t be changing the 2020 guide for that? Just to clarify there. And then as we move on to the growth expectations, you’re guiding actually to cloud business accelerating as you look into ‘19 and ‘20. But when we look at Business Networks, that’s slowed a little bit in ‘17. Could you help us what drives that acceleration in the growth? Is it more S/4HANA public cloud? Is it more the CRM areas would accelerate that growth? And then to follow up on Michael’s question, to the extent it is S/4HANA, does that then mean that licenses come in weaker in ‘19 and ‘20 because you’re bringing that in on a subscription business?

Luka Mucic - SAP SE - CFO & Member of Executive Board

Yes. Maybe I’ll take those questions and try to answer them. So first of all, in terms of the Callidus contribution, we made it clear that our stated outlook does not include Callidus. So we fully expect, after we’ve closed the transaction, to update our 2018 outlook. We also expect to update our 2020 ambition. But we will likely do that at the beginning of the 2019 when we also have a better view on the further movement of currency rates. As you know, we have confirmed our guidance based on the current rate assumptions even though we had significant headwinds. But dependent on where the currencies go throughout the year, we will then make an informed update about this. In terms of the growth trajectory, you’re absolutely right, there, of course, are different dynamics across our portfolio that are at work. I already shared one of them, namely the fact that after a period from a very low base of very strong, hyper-growth, the growth rates of HANA enterprise cloud business can be expected to come down to a more normalized level where they don’t exceed any longer the growth rates of our SaaS/PaaS and networks business combined, which is good news for combined margins, obviously. So the big growth drivers will be our SaaS/PaaS portfolio. And those will be assets, like the SAP Cloud Platform, which will definitely tremendously benefit from the uptake of Leonardo, all of the new capabilities around AI, machine learning, IoT, blockchain, smart analytics and so on and so forth, which will drive via the platform. Then it will certainly come from S/4 Cloud, no doubt about this. There is very strong growth trajectory underway. The solution is getting rounded out more and more, so we can master more and more sophisticated workloads through the solution. And therefore, the breadth of the market opportunity will definitely expand. This will not change any of our underlying assumptions on the implied software development. As we had always shared, through 2020, we believe that low- to mid-single-digit declines are a prudent and balanced assumption, and that is remaining unchanged. Then of course, we have the assets around analytics. Analytics is another business that is starting to shift fast to the cloud. And we have a very strong offering around that with analytics cloud, which is receiving great attention. Then we have the offerings around IoT and Digital Supply Chain. IBP, in particular, is a solution which I personally see a lot of potential in, and it has already had very strong growth in 2017 and will, from a much higher base, now continue at a similar growth rate, and hence, be very, very positive overall. And last, but not least, it’s the CEC portfolio, which has already, without Callidus, performed extraordinarily well in the cloud. And now, of course, with all of the cross-selling opportunities driven through Callidus and the bigger depth of the end-to-end process coverage that we can achieve, there are certainly upsell opportunities, not only for Callidus itself, but also for the rest of the portfolio.

[…]

Additional Information About the Merger

In connection with the proposed merger, Callidus Software Inc. (“Callidus”) will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement will be mailed to Callidus stockholders entitled to vote at the special meeting related to the proposed merger, and will contain important information about the proposed transaction and related matters. CALLIDUS STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO IT. Callidus stockholders are advised that they may obtain free copies of the proxy statement filed by Callidus with the SEC (when it becomes available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the proxy statement may be obtained (when it becomes available) from Callidus’s website at https://investor.calliduscloud.com/about-us/investor-relations/ or from Callidus by written request to Investor Relations, Callidus Software Inc., 4140 Dublin Blvd #400, Dublin, CA 94568.

Additionally, Callidus and SAP SE (“SAP”) will file other relevant materials in connection with the proposed acquisition of Callidus by SAP America, Inc. (“Parent”), a Delaware corporation, an indirectly wholly-owned subsidiary of SAP and the principal U.S. operating subsidiary of SAP, pursuant to the terms of an Agreement and Plan of Merger by and among, Parent, Emerson Acquisition Corp., a wholly owned subsidiary of Parent, and Callidus. SAP, Callidus and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Callidus stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of SAP’s executive officers and directors in the solicitation by reading SAP’s most recent Annual Report on Form 20-F and the proxy statement and other relevant materials filed with the SEC when they become available. These documents are available free of charge at the SEC’s website at www.sec.gov. Information concerning the interests of Callidus’s participants in the solicitation, which may, in some cases, be different than those of Callidus stockholders generally, will be set forth in the proxy statement relating to the proposed merger when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication regarding the proposed merger, the expected timetable for completing the merger, benefits and synergies of the transaction, future opportunities for the combined company and products, and any other statements about beliefs, goals, plans, prospects and expectations, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (collectively, “forward-looking statements”). Any statements that are not historical fact, including statements that include words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words), or similar expressions of a future or forward-looking nature, identify forward-looking statements. A number of important factors and uncertainties could cause actual results or events to differ materially from those described in these forward looking statements, including without limitation: the risk that parties may be unable to consummate the proposed transaction due to failure to satisfy conditions to the completion of the merger, including the receipt of stockholder approval or regulatory approval, which might not be obtained on the terms expected, on the anticipated schedule or at all; uncertainties as to the timing of the completion of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the possibility that the parties may be unable to achieve expected benefits and synergies of the merger within the expected timeframes or at all, or to successfully integrate Callidus’s operations into those of SAP; the possibility that such integration may be more difficult, time consuming or costly than expected; risk that revenues following the transaction may be lower than expected, or that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected; the retention of key employees at Callidus; disruption of management attention from ongoing business operations due to the transaction; uncertainties in the accounting and tax treatment of the merger; legal proceedings that may be instituted against SAP or Callidus and others following announcement of the proposed transaction; the effects of the business combination of SAP and Callidus, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in the Callidus Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Callidus’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which are available at http://www.sec.gov and on Callidus’s website at https://investor.calliduscloud.com/about-us/investor-relations. Callidus assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.